Rule 424(b)(3)
                                                              File No. 333-55881
                                                          Aviation Sales Company

                     SUPPLEMENT NO. 6 DATED AUGUST 10, 1998
                      TO PROSPECTUS DATED JULY 8, 1998

         As a result of certain transfers and sales of Common Stock by certain Selling Stockholders, the Selling Stockholders section of the Prospectus, dated July 8, 1998, of Aviation Sales Company (the "Company") is hereby deleted and replaced in its entirety by the following table, which contains information as of August 10, 1998:

                                                        NUMBER OF            NUMBER OF
                                                           SHARES         SHARES BEING          SHARES      PERCENTAGE
                                                     BENEFICIALLY          OFFERED FOR    BENEFICIALLY       OF SHARES
                                                      OWNED PRIOR              SELLING           OWNED           OWNED
                                                           TO THE        STOCKHOLDER'S       AFTER THE       AFTER THE
SELLING STOCKHOLDERS                                     OFFERING              ACCOUNT     OFFERING(1)     OFFERING(1)
--------------------                                     --------              -------     -----------     -----------
Robert W. and Shirley Reitz(2)..................          143,143              143,143              --              --
James and Janice D. Berens, Jr.(2)..............           59,643               59,643              --              --
James J. Berens Jr. IRA Account(2)..............           23,857               23,857              --              --
Charleen and James Berens(4)....................           11,929               11,929              --              --
Ben Quevedo(3)..................................          176,939              176,939              --              --
Damaris Quevado(3)..............................            5,204                5,204              --              --
                                                                               -------
                                                                               420,715
                                                                               =======

----------------------------------
(1) Assumes that all of the Shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.

(2) Reitz-Berens, Inc. (f/k/a Apex Manufacturing, Inc.) sold the assets subject to certain of the liablilties of such entity to the Company in December 1997. Subsequently, Reitz-Berens, Inc. was liquidated and the shares were transferred to the Selling Stockholders named above. Messrs. Berens and Reitz are both currently employed by the Company.

(3) Ben Quevedo and Damaris Quevedo were the stockholders of Caribe when it was acquired by the Company in March 1997. Both Ben Quevedo and Damaris Quevedo are currently employed by the Company.

(4)      Donee of a Selling Stockholder.